EXHIBIT 10.2

FORM OF [SECOND] AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT
This [Second] Amended and Restated Change in Control Agreement (the “Agreement”) is dated as of [__], between Urstadt Biddle Properties Inc. (“Company”) and [__] (the “Executive”).
WHEREAS, the Executive is currently employed by the Company and the Executive’s services are valued by the Company;
WHEREAS, the Company recognizes that the possibility of a Change in Control (as defined in Appendix A hereto) of the Company may result in the departure or distraction of the Executive, to the detriment of the Company and its shareholders;
WHEREAS, the Executive has previously entered into [an Amended and Restated Change of Control Agreement][a Change in Control Agreement] with the Company, dated as of [__] (the “Existing Agreement”); and
WHEREAS, the Company wishes to assure the Executive of fair severance should the Executive’s employment terminate in certain specified circumstances following a Change in Control.
NOW, THEREFORE, in consideration of the Executive’s continued employment by the Company, and for other good and valuable consideration, the parties hereto hereby agree as follows:
1.
Termination Benefits. If the employment of the Executive is terminated by the Executive for Good Reason or by the Company without Cause, in each case within six months prior to, on the date of or within 18 months following a Change in Control, the Company shall pay or provide to the Executive the following payments and benefits:

(a)
The Company shall pay to the Executive any Accrued Compensation and Benefits to which the Executive is entitled as of the date of the Executive’s termination of employment at the time such payments and benefits are due.

(b)
The Company shall pay to the Executive an amount equal to two and one-half (2.5) times the sum of (i) the Executive’s annual rate of base salary (exclusive of any bonus or other benefit) in effect immediately prior to the date of the Executive’s termination of employment or, if greater, in effect immediately prior to the Change in Control, (ii) the annual cash bonus paid by the Company to the Executive in respect of the calendar year ending immediately prior to the date of the Executive’s termination of employment, and (iii) the grant date value of the most recent annual equity award granted by the Company to the Executive prior to the date of the Executive’s termination of employment.  Such amount shall be payable in cash in a lump sum within 60 days after the termination of the Executive’s employment, subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 3 and with the Executive’s obligations under Section 4.

(c)
If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for the Executive and the Executive’s eligible dependents, the Company shall continue in force and effect for 12 months after the Executive’s termination of employment or, if earlier, until the date the Executive becomes eligible to receive coverage under another employer’s group health plan (the “Continuation of Benefits Period”) and at the same level and for the benefit of the Executive’s family, where applicable, all life insurance, disability, medical and other benefit programs or arrangements in which the Executive is participating or to which the Executive is entitled at the date of the Change in Control (or, if the Executive’s termination of employment occurs prior to the date of the Change in Control, at the date of termination of employment), provided that the Executive’s continued participation is possible under such programs and arrangements, subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 3 and with the Executive’s obligations under Section 4.  In the event that such continued participation is not possible, the Company shall arrange to provide the Executive with benefits similar to those which Executive would be entitled to receive under such programs and arrangements or, if the Company determines that it is impracticable to provide such similar benefits for tax or other reasons, the Company shall provide the Executive with a lump sum cash payment within 60 days following the Executive’s termination of employment in an amount equal to the cost to the Executive to purchase such benefits on the Executive’s own, as determined by the Company, in each case subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 3 and with the Executive’s obligations under Section 4.  Without limiting the foregoing, the benefits continuation shall include a lump sum cash payment to the Executive within 60 days following the Executive’s termination of employment in lieu of Company contributions on behalf of the Executive under the Urstadt Biddle Properties Inc. Profit Sharing and Savings Plan (or any successor plan), subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 3 and with the Executive’s obligations under Section 4.  The amount of such payment shall be the product of (i) the number of months in the Continuation of Benefits Period, (ii) 1/12 of 5% (or such other percentage reflected in the Company’s most recent annual contribution determined prior to the Change in Control) and (iii) the Executive’s annual salary rate in effect immediately prior to the Executive’s termination date or, if greater, the Executive’s annual salary rate in effect immediately prior to the Change in Control.

(d)
The Executive’s unvested equity awards that are subject solely to time-based vesting conditions (the “Time-Based Equity Awards”) shall become fully vested and nonforfeitable as of the date of the Executive’s termination of employment, subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 3 and with the Executive’s obligations under Section 4.

Notwithstanding anything herein to the contrary, if the employment of the Executive is terminated by the Executive for Good Reason or by the Company without Cause, in each case within six months prior to a Change in Control, then the Company shall not be obligated to make the payments or provide the benefits set forth in Sections 1(b), 1(c) and 1(d) until the Change in Control has occurred.  In such case, the Company shall make the payments and commence providing the benefits set forth in Sections 1(b) and 1(c) within 60 days following the Change in Control, and the Time-Based Equity Awards shall become fully vested and nonforfeitable as of the date of the Change in Control, subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 3 and with the Executive’s obligations under Section 4.  For the avoidance of doubt, if the employment of the Executive is terminated by the Executive for Good Reason or by the Company without Cause, in each case within six months prior to a Change in Control, the Time-Based Equity Awards shall remain outstanding and unvested for up to six months following the Executive’s termination of employment, and shall either (i) become fully vested and nonforfeitable if and only if a Change in Control occurs on or prior to the six month anniversary of the Executive’s termination of employment or (ii) shall be forfeited as of the six month anniversary of the Executive’s termination of employment if a Change in Control has not occurred.
2.
Section 280G.  If any of the payments or benefits received or to be received by the Executive from the Company, any of its affiliates or any of their respective successors, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise (all such payments collectively referred to herein as the “280G Payment”), constitute “parachute payments” within the meaning of  Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Code”) and will be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then the 280G Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (a) the largest portion of the 280G Payment that would result in no portion of the 280G Payment being subject to the Excise Tax, or (b) the largest portion of the 280G Payment, up to and including the total 280G Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the 280G Payment, notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the 280G Payment equals the Reduced Amount, the amounts payable or benefits to be provided to the Executive shall be reduced such that the economic loss to the Executive as a result of the “parachute payment” elimination is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.  All determinations to be made under this Section shall be made by PKF O’Connor Davies, certified public accountants (“PKF”), or by such other certified public accounting firm, law firm or consulting firm with expertise in the area of executive compensation tax law as the Compensation Committee of the Board may designate, upon consultation with the Executive, prior to a Change in Control.  Any such determination by PKF (or such other firm as may have been designated in accordance with the preceding sentence) shall be binding upon the Company and the Executive.  All of the fees and expenses of PKF (or such other firm as may have been designated in accordance with the preceding sentence) in performing the determinations referred to in this Section shall be borne solely by the Company.  In the event of any underpayment or overpayment of the 280G Payment, as determined by PKF (or such other firm as may have been designated in accordance with the preceding sentence), the amount of such underpayment or overpayment shall forthwith be paid to the Executive or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in section 7872(f)(2) of the Code.

3.
Release.  In consideration of the Executive’s receipt of the payments and benefits set forth in Sections 1(b), 1(c) and 1(d), the Executive shall execute a release in favor of the Company, substantially in the form of Appendix C hereto.  Within five (5) days following the date of the Executive’s termination of employment, the Company shall provide the Executive with the release for the Executive to execute, together with a notice setting forth the deadline by which the Executive is required to sign and return the release and the date on which such release will become irrevocable.  Pursuant to said release, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement and otherwise in connection with the Executive’s employment with the Company and the termination thereof, including, without limitation, any claims arising under federal, state or local labor, employment and employment discrimination laws.  The payments and provision of benefits to the Executive required by Sections 1(b), 1(c) and 1(d) shall be conditioned upon the Executive’s delivery (and non-revocation prior to the expiration of the revocation period contained in the release) of such release in favor of the Company, provided that such conditions are met on or before the date that is 60 days after the date of the Executive’s termination of employment (or, if the employment of the Executive is terminated by the Executive for Good Reason or by the Company for any reason other than for Cause, in each case within six months prior to a Change in Control, on or before the date that is 60 days after the Change in Control).  If such conditions are not met by such date, the Executive shall forfeit such payments and benefits.  For the avoidance of doubt, in no event may the Executive sign such release prior to the date of the Executive’s termination of employment.

4.	Confidentiality, Non-competition and Non-solicitation.
(a)
Confidentiality.  In consideration of and in connection with the payments and benefits provided to the Executive under this Agreement, the Executive hereby agrees that the Executive will not, during the Executive’s employment with the Company or at any time thereafter directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below).  The Executive agrees that, upon termination of the Executive’s employment with the Company and its affiliates, all Confidential Information in the Executive’s possession that is in writing or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and its affiliates and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company and its affiliates copies of any Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company or any of its affiliates by the Executive, or (iii) is lawfully disclosed to the Executive by a third party. As used in this Agreement the term “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Company or any of its affiliates, about the owners, tenants, employees, consultants, vendors, business methods, public relations methods, organization, procedures, property acquisition and development, or finances, including, without limitation, information of or relating to owner or tenant lists of the Company and its affiliates.

(b)
Non-competition.  The Executive acknowledges that during the Executive’s employment with the Company, the Executive has a fiduciary duty and duty of loyalty to the Company.  The Executive further acknowledges that the Company has a legitimate business interest in protecting its Confidential Information and its goodwill, and the Executive acknowledges the good and valuable consideration offered to the Executive during the Executive’s employment and in this Agreement.  The Executive therefore agrees that, during the Executive’s employment with the Company and for a period that ends on the later of (i) twenty-four (24) months following the date of a Change in Control that occurs during the Executive’s employment with the Company or (ii) twelve (12) months following the termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company and its subsidiaries, and the Executive will not assist any other person or organization in competing with the Company or any of its subsidiaries or in preparing to engage in competition with the business or proposed business of the Company or any of its subsidiaries.  Nothing in this provision shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

(c)
Non-solicitation. In consideration of and in connection with the benefits provided to the Executive under this Agreement, during the Restricted Period, the Executive shall not on the Executive’s own behalf or on behalf of any other person, firm, company or entity solicit or in any manner induce, influence or encourage (i) any of the Company’s or its subsidiaries’ employees, agents or independent contractors to end their relationship with the Company or its subsidiaries, or recruit, hire or otherwise induce any such person to perform services for the Executive, or any other person, firm, company or entity, or (ii) any current or prospective client, customer, partner or other person, firm, company or entity that has a business relationship with the Company or any of its subsidiaries, to terminate or limit in any way their relationship with the Company or any of its subsidiaries, or interfere in any way with such relationship.

(d)
Public Comment. The Executive, during the Executive’s employment with the Company and at all times thereafter, shall not make any derogatory comment concerning the Company or any of its current or former directors, officers, stockholders or employees.  The Company agrees that it shall direct its Directors, executive officers and employees to refrain from making any derogatory comment concerning the Executive.

(e)
If any of the covenants and obligations of the Executive set forth in this Section 4 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement, (i) the parties hereto regard such restrictions as reasonable and compatible with their respective rights and (ii) the Executive acknowledges and agrees that the restrictions will not prevent the Executive from obtaining gainful employment subsequent to the termination of the Executive’s employment.  The existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants and such claim or cause of action shall be determined separately.

(f)
The Executive acknowledges and agrees that the covenants and obligations of the Executive set forth in this Section 4 relate to special, unique and extraordinary services rendered by the Executive to the Company and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law.  The Executive agrees that the Company shall be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained herein. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.  Furthermore, the Executive commits to informing any person with whom the Executive seeks employment or to whom the Executive seeks to provide services after the termination of the Executive’s employment of the existing restrictive covenants set forth in Sections 4(a), (b) and (c), in each case so long as such covenant remains in effect.

(g)
Notwithstanding anything to the contrary herein, the Executive understands that nothing in this Agreement restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to the individual’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).

5.	Definitions. The definitions in Appendix A are hereby incorporated in this Agreement.
6.
No Duty to Mitigate Damages. The Executive’s benefits under this Agreement shall be considered severance pay in consideration of the Executive’s past service and the Executive’s continued service from the date of this Agreement, and, except as provided in Section 1(c) with respect to the continuation of benefits, the Executive’s entitlement thereto shall neither be governed by any duty to mitigate the Executive’s damages by seeking further employment nor offset by any compensation which the Executive may receive from future employment.

7.
Withholding. Anything herein to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. Provisions with respect to the potential applicability of Section 409A of the Code are set forth in Appendix B hereto.

8.
Interest. Any amount payable under this Agreement that is not paid when due shall accrue interest at the prime rate as from time to time in effect at The Bank of New York Mellon, until paid in full.  For the avoidance of doubt, no interest shall accrue on any payment that is delayed pursuant to Paragraph C of Appendix B hereto.

9.
Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York City in accordance with the rules of the American Arbitration Association then in effect. The parties shall attempt to select a mutually agreeable arbitrator who shall promptly convene a hearing to resolve submitted disputes. If the parties are unable to agree upon such an arbitrator within 20 days from initial contact, the American Arbitration Association shall be requested by either party to submit a list of at least seven arbitrators from which the parties shall attempt to select one by agreement. In the event they do not so agree, they shall alternately strike names from this list beginning with the Executive, until a single name remains. The remaining person shall be appointed to hear and decide the parties’ disputes, drawing his or her authority and the bases for decision from this Agreement. The arbitrator will resolve all submitted matters in a written decision with expedition. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  In any arbitration brought by either party pursuant to the terms of this Agreement, the prevailing party is entitled to reimbursement of its reasonable attorneys’ fees and costs in bringing or defending the arbitration.  As used herein, prevailing party means the party that is afforded the greater relief (whether affirmatively or by means of a successful defense) with respect to claims having the greatest value or importance as determined by the arbitrator allowing for all of the claims, counterclaims, and defenses asserted pursuant to this Agreement.

10.
Notices. All notices shall be in writing and shall be deemed given five days after mailing in the continental United States by certified mail, or upon personal receipt after delivery, facsimile or telegram, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:
Urstadt Biddle Properties Inc.
321 Railroad Avenue
Greenwich, CT 06830
To the Executive:
At Executive’s home address,
as last shown on the
records of the Company
11.
Severability. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be enforceable in any other jurisdiction in which valid and enforceable and in any event the remaining provisions hereof shall remain in full force and effect to the fullest extent permitted by law.

12.
Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and be enforceable by the Executive’s personal or legal representatives or successors. If the Executive dies while any amounts would still be payable to the Executive hereunder, such amounts shall be paid to the Executive’s estate. This Agreement shall not otherwise be assignable by the Executive.

13.
Successors. This Agreement shall inure to and be binding upon the Company’s successors. The Company will require any successor to all or substantially all of the businesses and/or assets of the Company by sale, merger (where the Company is not the surviving entity), lease or otherwise, to assume expressly this Agreement. If the Company shall not obtain such agreement prior to the effectiveness of any such succession, the Executive shall have all rights resulting from termination of the Executive’s employment under this Agreement. This Agreement shall not otherwise be assignable by the Company.

14.
Amendment or Modification; Waiver. This Agreement may not be amended or modified unless agreed to in writing by the Executive and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of a subsequent breach.

15.
Continued Employment. This Agreement shall not confer upon the Executive any right of continued or future employment by the Company or any right to compensation or benefits from the Company except the right specifically stated herein to certain severance benefits, and shall not limit the right of the Company to terminate the Executive’s employment at any time, except as may be otherwise provided in a written employment agreement between the Company and the Executive.

16.
Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York notwithstanding that the Company’s principal offices are in the State of Connecticut.

17.
Liability of Shareholders. This Agreement is executed by or on behalf of the Directors of the Company solely in their capacity as such Directors, and shall not constitute their personal obligation either jointly or severally in their individual capacities. The shareholders, Directors, officers or agents of the Company shall not be personally liable for any obligations of the Company under this Agreement and all parties hereto shall look solely to the property of the Company for the payment of any claim hereunder.

18.
Entire Agreement. This Agreement, including the attached Appendices, represents the entire agreement between the parties concerning the subject matter of payment of severance upon the Executive’s termination of employment following a Change in Control of the Company and supersedes and incorporates any and all prior agreements, both written or oral, including, without limitation, the Existing Agreement.

IN WITNESS WHEREOF the parties have duly executed the Agreement as of the above date.
EXECUTIVE:          COMPANY:
Urstadt Biddle Properties Inc.
_________________________          By: ________________________
[Name]          [Name]

APPENDIX A TO AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT: DEFINITIONS
“Accrued Compensation and Benefits” means (i) any accrued but unpaid base salary as of the date of the Executive’s termination of employment; (ii) any accrued but unused vacation time as of the date of the Executive’s termination of employment; (iii) any earned but unpaid annual bonus with respect to any completed calendar year immediately preceding the date of the Executive’s termination of employment; (iv) reimbursement for any unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy in effect from time to time; and (v) such employee benefits, if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the date of the Executive’s termination of employment; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.
“Board” means the Board of Directors of the Company.
“Change in Control” shall mean the occurrence of any one of the following events:
(a)
any Person other than an “Exempted Person” becomes the owner of Common Shares which represent 10% or more of the combined voting power of the Common Shares outstanding and thereafter individuals who were not Directors of the Company prior to the date such Person became such a 10% owner are elected as Directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least two of the Directors; or

(b)
there occurs a change in control of the Company of a nature that would be required to be reported in response to Item 5.01 of Form 8-K pursuant to Section 13 or 15 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or in any other filing by the Company with the Securities and Exchange Commission (the “Commission”); or

(c)
there occurs any solicitation of proxies by or on behalf of any Person other than the Directors of the Company and thereafter individuals who were not Directors prior to the commencement of such solicitation are elected as Directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least two of the Directors; or

(d)
the Company executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another corporation or other entity and (ii) individuals who are Directors of the Company when such agreement is executed shall not constitute a majority of the Board of Directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, for purposes of this paragraph (d) that if such agreement requires as a condition precedent approval by the Company’s shareholders of the agreement or transaction, a Change in Control shall not be deemed to have taken place unless and until such approval is secured.

“Common Shares” shall mean all shares of the then outstanding Common Stock and Class A Common Stock of the Company plus, for purposes of determining the ownership of any Person, the number of unissued Common Shares which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.
“Directors” means members of the Board.
“Exempted Person” shall mean (i) Willing L. Biddle; (ii) any Urstadt Family Member or any Biddle Family Member (each, as hereinafter defined); (iii) any executor, administrator, trustee or personal representative who succeeds to the estate of Charles J. Urstadt, Willing L. Biddle, an Urstadt Family Member or a Biddle Family Member as a result of the death of such individual, acting in their capacity as an executor, administrator, trustee or personal representative with respect to any such estate; (iv) a trustee, guardian or custodian holding property for the primary benefit of Willing L. Biddle or any Urstadt Family Member or any Biddle Family Member, (v) any corporation, partnership, limited liability company or other business organization that is directly or indirectly controlled by one or more persons or entities described in clauses (i) through (iv) hereof and is not controlled by any other person or entity; and (vi) any charitable foundation, trust or other not-for-profit organization for which one or more persons or entities described in clauses (i) through (v) hereof controls the investment and voting decisions in respect of any interest in the Company held by such organization. For sake of clarity with respect to clause (v) above, “control” includes the power to control the investment and voting decisions of any such corporation, partnership, limited liability company or other business organization.
For purposes of the definition of “Exempted Person,” the term “Urstadt Family Member” shall mean and include the spouse of Charles J. Urstadt, the descendants of the parents of Charles J. Urstadt, the descendants of the parents of the spouse of Charles J. Urstadt, the spouses of any such descendant and the descendants of the parents of any spouse of a child of Charles J. Urstadt. For this purpose, an individual’s “spouse” includes the widow or widower of such individual, and an individual’s “descendants” includes biological descendants and persons deriving their status as descendants by adoption.
For purposes of the definition of “Exempted Person,” the term “Biddle Family Member” shall mean and include the spouse of Willing L. Biddle, the descendants of the parents of Willing L. Biddle, the descendants of the parents of the spouse of Willing L. Biddle, the spouses of any such descendant and the descendants of the parents of any spouse of a child of Willing L. Biddle. For this purpose, an individual’s “spouse” includes the widow or widower of such individual, and an individual’s “descendants” includes biological descendants and persons deriving their status as descendants by adoption.
“Person” shall have the meaning used in Section 13(d) of the Exchange Act. A Person shall be deemed to be the “owner” of any Common Shares:
(a)	of which such Person would be the “beneficial owner”, as such term is defined in Rule 13d-3 promulgated by the Commission under the Exchange Act; or
(b)	of which such Person would be the “beneficial owner”, as such term is defined under Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder; or
(c)
which such Person or any of its Affiliates or Associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act), has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

Termination for “Cause” shall mean termination of the Executive’s employment by the Company because of dishonesty, conviction of a felony, gross neglect of duties (other than as a result of disability or death), or conflict of interest (other than any conflict of interest which has been fully disclosed to the Directors and has been determined by them not to be material), which, in the case of gross neglect or conflict, shall continue for 30 days after the Company gives written notice to the Executive requesting the cessation of such gross neglect or conflict, as the case may be.
Termination for “Good Reason” shall mean the voluntary termination by the Executive of the Executive’s employment within six months following the occurrence of any of the events listed below by written notice (setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason) given by the Executive to the Company within ninety (90) days after the occurrence, without the Executive’s express consent, of any one of such events unless they are fully corrected within 30 days after receipt by the Company of notice thereof:
(a)
a change in the Executive’s authority, duties or responsibilities which represents a material diminution in the Executive’s authority, duties or responsibilities immediately prior to a Change in Control (or, if earlier, the date on which the Executive’s employment terminates); or a change in the authority, duties or responsibilities of the person to whom the Executive reports (including, if applicable, requiring the Executive to report to an officer or employee instead of the Board) which represents a material diminution of such person’s authority, duties or responsibilities immediately prior to a Change in Control (or, if earlier, the date on which the Executive’s employment terminates);

(b)
a material reduction in the Executive’s base salary for any calendar year below the level of the Executive’s base salary in the completed calendar year immediately preceding the Change in Control (or, if earlier, the date on which the Executive’s employment terminates);

(c)	any relocation of the principal place where the Executive is required to perform services for the Company by more than 35 miles;
(d)
the failure of the Company to require any successor to all or substantially all of the businesses and/or assets of the Company by sale, merger (where the Company is not the surviving entity), lease or otherwise, to assume expressly this Agreement; or

(e)	any other material breach by the Company of any provision of this Agreement.

APPENDIX B TO AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT: SECTION 409A
Anything in this Amended and Restated Change in Control Agreement to the contrary notwithstanding:
(A)          The parties intend that all payments and benefits under this Agreement shall be exempt from, or comply with, Section 409A of the Code and the regulations promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted by law, this Agreement shall be interpreted in a manner that achieves such intention. Although the Company intends to administer this Agreement so that it will be exempt from, or comply with, the requirements of Section 409A, the Company does not represent or warrant that this Agreement will be exempt from, or otherwise comply with, Section 409A or any other provision of applicable law.
(B)          No amount of nonqualified deferred compensation under Section 409A shall be payable to the Executive upon a termination of the Executive’s employment unless such termination constitutes a “separation from service” with the Company under Section 409A. To the maximum extent permitted by applicable law, amounts payable to the Executive shall be made in reliance upon the exception for certain involuntary terminations under a separation pay plan or as a short-term deferral under Section 409A. For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(C)          If any payment, compensation or other benefit provided to the Executive in connection with the Executive’s employment termination (other than termination on account of the Executive’s death) is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a “specified employee” as defined in Section 409A(2)(B)(i) thereof, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate amount of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.
(D)          To the extent that reimbursements or other in-kind benefits under this Agreement constitute nonqualified deferred compensation, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

APPENDIX C TO AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT: RELEASE
TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT [__] (the “Releasor”), on behalf of the Releasor and the Releasor’s heirs, executors, administrators and legal representatives, in consideration of the severance to be paid and other benefits to be provided pursuant to Sections 1(b), 1(c) and 1(d) of the Amended and Restated Change in Control Agreement between the Releasor and Urstadt Biddle Properties Inc., dated as of [__] (the “Agreement”), hereby irrevocably, unconditionally, generally and forever releases and discharges Urstadt Biddle Properties Inc., together with its current and former affiliates and subsidiaries (the “Company”), each of their respective current and former officers, directors, employees, agents, representatives and advisors and their respective heirs, executors, administrators, legal representatives, receivers, affiliates, beneficial owners, successors and assigns (collectively, the “Releasees”), from, and hereby waives and settles, any and all, actions, causes of action, suits, debts, promises, damages, or any liability, claims or demands, known or unknown and of any nature whatsoever and which the Releasor ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Release arising directly or indirectly pursuant to or out of the Releasor’s employment with the Company or the termination of such employment (collectively, “Claims”), including, without limitation, any Claims (i) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or worker or workplace protection, and/or specifically prohibit discrimination based upon age, race, religion, gender, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, as amended, the Older Workers Benefit Protection Act (“OWBPA”), the Equal Pay Act, Rehabilitation Act of 1973, Sarbanes-Oxley Act of 2002, the Worker Adjustment Retraining and Notification (“WARN”) Act, the New York WARN statute, the New York State and New York City Human Rights Laws, as amended, New York State Labor Laws, the laws of the State of New York and the City of New York relating to discrimination and employment, including the New York Constitution, the Connecticut Family and Medical Leave Act, Connecticut's whistleblower law, Connecticut’s free speech law, the Connecticut Fair Employment Practices Act, Connecticut’s minimum wage and wage payment laws, the anti-retaliation provision of Connecticut’s workers’ compensation statute, and any and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (ii) arising under or pursuant to any contract, express or implied, written or oral, including, without limitation, the Agreement; (iii) for wrongful dismissal or termination of employment; (iv) for tort, tortious or harassing conduct, infliction of mental or emotional distress, fraud, libel or slander; and (v) for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief. This Release shall not apply to any claim that the Releasor may have for a breach of Sections 1(b), 1(c), 1(d) or 8 of the Agreement.

The Releasor agrees not to file, assert or commence any Claims against any Releasee with any federal, state or local court or any administrative or regulatory agency or body. Notwithstanding the foregoing, nothing herein shall constitute a release by the Releasor of a claim to the extent such claim is not waivable as a matter of applicable law. Without limiting the generality of the foregoing, nothing herein shall affect any right to file an administrative charge with the Equal Employment Opportunity Commission, subject to the restriction that if any such charge is filed, the Releasor agrees not to violate the confidentiality provisions of the Agreement and further agrees and covenants that should the Releasor or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge with the Equal Employment Opportunity Commission, civil action, suit or legal proceeding against the Releasees (or any of them) involving any matter occurring at any time in the past, the Releasor will not seek or accept any personal relief (including, but not limited to, a monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding.
The Releasor represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the Releasor may have against the Releasees, or any of them, and the Releasor agrees to indemnify and hold the Releasees, and each of them, harmless from any Claims, or other liability, demands, damages, costs, expenses and attorneys’ fees incurred by the Releasees, or any of them, as a result of any person asserting any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the Releasor under this indemnity.
The Releasor agrees that if the Releasor hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any Claim released hereunder, or in any manner asserts against the Releasees, or any of them, any Claim released hereunder, then the Releasor shall pay to the Releasees, and each of them, in addition to any other damages caused to the Releasees thereby, all attorneys’ fees incurred by the Releasees in defending or otherwise responding to said suit or Claim.
The Releasor hereby waives any right to, and agrees not to, seek reinstatement of the Releasor’s employment with the Company or any Releasee. The Releasor acknowledges that the amounts to be paid or provided to the Releasor under Sections 1(b), 1(c) and 1(d) of the Agreement include benefits, monetary or otherwise, which the Releasor has not earned or accrued, or to which the Releasor is not already entitled.
The Releasor acknowledges that the Releasor was advised by the Company to consult with the Releasor’s attorney concerning the waivers contained in this Release, that the Releasor has consulted with counsel, and that the waivers the Releasor has made herein are knowing, conscious and with full appreciation that the Releasor is forever foreclosed from pursuing any of the rights so waived.
The Releasor has a period of [21][45] days from the date on which a copy of this Release has been delivered to the Releasor to consider whether to sign it. In addition, in the event that the Releasor elects to sign and return to the Company a copy of this Release, the Releasor has a period of seven days (the “Revocation Period”) following the date of such return to revoke this Release, which revocation must be in writing and delivered to Urstadt Biddle Properties Inc., 321 Railroad Avenue, Greenwich, CT 06830, Attention: Chief Legal Officer & Secretary, or such address as agreed to by the Releasor and the Company, within the Revocation Period. This Release, and the Releasor’s right to receive the amounts to be paid or provided to the Releasor under Sections 1(b), 1(c) and 1(d), shall not be effective or enforceable until the expiration of the Revocation Period without the Releasor’s exercise of the Releasor’s right of revocation.
This Release shall not be amended, supplemented or otherwise modified in any way except in a writing signed by the Releasor and Urstadt Biddle Properties Inc.
This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to its principles of conflicts of law.
IN WITNESS WHEREOF, the Releasor has caused this Release to be executed as of ___________________, 20__.

[Name]

SWORN TO AND SUBSCRIBED
BEFORE ME THIS ____ DAY OF
____________________, 20__.

Notary Public